Exhibit 4.5

[FORM OF SENIOR SECURED CONVERTIBLE BRIDGE NOTES]

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

NANOGEN, INC.

SENIOR SECURED CONVERTIBLE BRIDGE NOTE

Issuance Date: August [•], 2008[1]	Original Principal Amount: U.S.
$[ ][2]

FOR VALUE RECEIVED, Nanogen, Inc., a Delaware corporation (the “Company”), hereby promises to pay to [ELITECH] [PORTSIDE GROWTH AND OPPORTUNITY FUND] [CAPITAL VENTURES INTERNATIONAL] [ENABLE GROWTH PARTNERS LP] [HIGHBRIDGE INTERNATIONAL LLC] [CASTLERIGG MASTER INVESTMENTS LTD.] or registered assigns (“Holder”) the amount set out above as the Original Principal Amount (as increased pursuant to the addition of any Capitalized Interest and as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”), on any outstanding Principal at the applicable Interest Rate from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below) or the Maturity Date, acceleration, conversion, redemption, amortization or otherwise (in each case in accordance with the terms hereof). This Senior Secured Convertible Bridge Note (including all Senior Secured Convertible Bridge Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of a series of senior secured convertible bridge notes issued pursuant to Section 1(a) of the

[1]	Insert closing date of August for all Investors other than Elitech.

Insert applicable closing dates for Elitech.

[2]	An aggregate principal amount of $8,000,000.

Bridge Securities Purchase Agreement (collectively, the “Notes” and such Notes, other than this Note, the “Other Notes”; provided, for the avoidance of doubt that the “Notes” do not include the Indenture Notes and the Exchange Notes). Certain capitalized terms used herein are defined in Section 29.

(1) PAYMENTS OF PRINCIPAL. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges, if any, on such Principal and Interest (the “Maturity Date Payment”). The Maturity Date may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) or any event that shall have occurred and be continuing that with the passage of time and the failure to cure would result in an Event of Default and (ii) through the date that is ten (10) Business Days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(b)) is delivered prior to the Maturity Date, but subject to the rights of the Company in Section 5(c). Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal, accrued and unpaid Interest or accrued and unpaid Late Charges, if any, on Principal and Interest.

(2) INTEREST; INTEREST RATE. Interest on the outstanding Principal (including Capitalized Interest (as defined below)) amount of this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 360-day year comprised of twelve 30-day months and shall be payable in arrears on the last day of each calendar quarter during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each such date and the Maturity Date, an “Interest Date”) with the first Interest Date being September 30, 2008. Interest shall be payable on each Interest Date, to the record holder of this Note on the applicable Interest Date, at the Company’s option, (i) in cash or (ii) by adding the remaining amount of Interest due on such Interest Date to the outstanding Principal amount of this Note (“Capitalized Interest”). Prior to becoming Capitalized Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of such Interest in the Conversion Amount in accordance with Section 3(b)(i). From and after the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to twenty-five percent (25.0%) (the “Default Interest Rate”). In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

(3) CONVERSION OF NOTES. This Note shall be convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on the terms and conditions set forth in this Section 3.

(a) Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer taxes and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount; provided that the Company shall not be required to pay any tax that may be payable in respect of any issuance of Common Stock to any Person other than the converting Holder or with respect to any income or similar tax due by the Holder with respect to the Note or such Common Stock.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i) “Conversion Amount” means the sum of (A) the portion of the Principal (including any Capitalized Interest) to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest (other than Capitalized Interest included in Principal) with respect to such Principal, (C) accrued and unpaid Late Charges with respect to such Principal and Interest and (D) the applicable Present Value of Interest, in connection with (I) the Holder’s exercise of its optional conversion right pursuant to Section 3(c), (II) a Holder Change of Control Redemption pursuant to Section 5(b), or (III) a Company Change of Control Redemption pursuant to Section 5(c), as applicable.

(ii) “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, $0.397, subject to adjustment as provided herein.

(c) Mechanics of Conversion.

(i) Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York City time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(iii), surrender this Note to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the second (2nd) Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) provided that the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date. In the event of a partial conversion of this Note pursuant hereto, the principal amount converted at the Holder’s option shall be deducted from the Maturity Date Payment or from any other amount owing from the Company pursuant hereto as set forth by the Holder in the Conversion Notice.

(ii) Company’s Failure to Timely Convert. If within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such holder’s conversion of any Conversion Amount (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver issue and deliver such certificate or to credit the Holder’s balance account with DTC for the number of Common Stock to which the Holder is entitled upon such Holder’s conversion of any Conversion Amount shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the Conversion Date.

(iii) Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of principal and interest hereunder, notwithstanding notice to the contrary. A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a request to assign or sell all or part of any Registered Note by a Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 18. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges, if any, converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(iv) Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 23.

(d) Limitations on Conversions.

(i) Beneficial Ownership. The Company shall not effect any conversion of this Note, and the Holder of this Note shall not have the right to convert any portion of this Note pursuant to Section 3(a), to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any Other Notes, Indenture Notes, Exchange Notes or Warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Section 3(d)(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-K, Form 10-Q or Form 8-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common

Stock outstanding. For any reason at any time, upon the written request of the Holder, the Company shall within two (2) Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Notes.

(ii) Principal Market Regulation. The Company shall not be obligated to issue any shares of Common Stock upon conversion of this Note, and the Holder of this Note shall not have the right to receive upon conversion of this Note any shares of Common Stock, if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion of the Notes without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders. Until such approval or written opinion is obtained, no purchaser of the Notes pursuant to the Bridge Securities Purchase Agreement (the “Purchasers”) shall be issued in the aggregate, upon conversion of the Notes, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the principal amount of the Notes issued to such Purchaser pursuant to the Bridge Securities Purchase Agreement on the Closing Date (as defined in the Bridge Securities Purchase Agreement) and the denominator of which is the aggregate principal amount of all Notes issued to the Purchasers pursuant to the Bridge Securities Purchase Agreement on the Closing Date (with respect to each Purchaser, the “Exchange Cap Allocation”). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Notes, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any holder of Notes shall convert all of such holder’s Notes into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Notes on a pro rata basis in proportion to the aggregate principal amount of the Notes then held by each such holder.

(4) RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an “Event of Default”:

(i) the suspension from trading (other than closing of the Principal Market generally) or failure of the Common Stock to be listed on an Eligible Market for a period of ten (10) consecutive Trading Days or for more than an aggregate of twenty (20) Trading Days in any 365-day period;

(ii) the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10) Business Days after the applicable Conversion Date or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes into shares of Common Stock that is tendered in accordance with the provisions of the Notes;

(iii) at any time following the tenth (10th) consecutive Business Day that the Holder’s Authorized Share Allocation is less than the number of shares of Common Stock that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of this Note (without regard to any limitations on conversion set forth in Section 3(d) or otherwise);

(iv) the Company’s failure to pay to the Holder any cash amount of Principal (including, without limitation, any redemption payments), Interest due in cash, Late Charges or any other amounts due in cash when and as due under this Note or any other Transaction Document (as defined in the Bridge Securities Purchase Agreement), except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure continues for a period of five (5) Business Days after notice of such failure;

(v) the Company shall either (i) fail to pay, when due, or within any applicable grace period, any payment in respect of any Indebtedness in excess of $250,000, individually or in the aggregate, due to any third party, other than, with respect to unsecured Indebtedness only, payments contested by the Company in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP, or otherwise be in breach or violation of any agreement for monies owed or owing in respect of any Indebtedness in an amount in excess of $250,000, individually or in the aggregate, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding the Company, which default or event of default would or is likely to have a material adverse effect on the business, operations, properties, prospects of financial condition of the Company or any of its Subsidiaries, individually or in the aggregate;

(vi) the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors generally (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official for substantially all of its assets (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries for substantially all of its assets, or (C) orders the liquidation of the Company or any of its Subsidiaries;

(viii) a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $500,000 amount set forth above;

(ix) the Company breaches any covenant or other term or condition or any material representation or warranty of any Transaction Document, except, in the case of a breach of a covenant or other term or condition which is curable, and provided that the Company delivers prompt notice of such breach to the Holder, only if such breach continues for a period of at least ten (10) consecutive Business Days;

(x)(A) Elitech has not invested at least $1,000,000 on or before each of October 15, 2008, November 15, 2008 and December 31, 2008 (for an aggregate of at least $3,00,000) in exchange for $3,000,000 in aggregate principal amount of Bridge Notes, (B) the Elitech Merger Agreement is terminated for any reason or (C) the merger contemplated by the Elitech Merger Agreement is not consummated by March 31, 2009 for any reason;

(xi) any breach or failure in any respect to comply with Section Section 14 (other than Sections 14(g) and 14(j)) of this Note; or

(xii) any Event of Default (as defined in the Other Notes) occurs with respect to any Indenture Notes, Exchange Notes or any Other Notes.

(b) Redemption Right. Subject to Section 4(c) hereof, upon the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall within one (1) Business Day deliver written notice thereof via facsimile or e-mail and overnight courier (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem, so long as (i) such Event of Default is continuing and (ii) the Company has received or receives Event of Default Redemption Notices from holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the greater of (i) the product of (x) the Conversion Amount to be redeemed and (y) the Redemption Premium and (ii) the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice and (B) the greater of (1) the Closing Sale Price of the Common Stock on the date immediately preceding such Event of Default, (2) the Closing Sale Price of the Common Stock on the date immediately after such Event of Default and (3) the Closing Sale Price of the Common Stock on the date the Holder delivers the Event of Default Redemption Notice (the “Event of Default Redemption Price”). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 12. To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. In the event of a partial redemption of this Note pursuant hereto, at the Holder’s option, the principal amount being redeemed shall be deducted from the Maturity Date Payment or any other amount owing from the Company pursuant hereto as set forth by the Holder in the Event of Default Redemption Notice. The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 4(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any Redemption Premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(c) Deferral of Certain Payments. Notwithstanding anything in this Note to the contrary, Holder agrees to defer payment of the Milestone Event Payments and the deferral of such payments shall not constitute an Event of Default, provided, however, that such deferral is expressly conditioned on and such deferral will only be effective so long as the Merger Conditions are satisfied (or waived by holders of Notes representing at least 66.67% of the aggregate principal amount of the Notes then outstanding) and, provided further, that if any amounts are deferred pursuant to this Section 4(c), then Interest shall accrue at the Default Interest Rate and Late Charges shall accrue on all amounts so deferred. All amounts deferred pursuant to this Section 4(c) shall be immediately due and payable upon the earlier of (i) any time that any of the Merger Conditions is not satisfied (unless otherwise waived by holders of Notes representing at least 66.67% of the aggregate principal amount of the Notes then outstanding), (ii) any Change of Control Redemption Date, (iii) any Event of Default Redemption Date and (iv) the Maturity Date.

(5) RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a) Reaffirmation. If the Company enters into or is a party to a Fundamental Transaction the surviving entity of such Fundamental Transaction (the “Successor Entity”), shall deliver to each of the holders of the Notes, (i) an affirmation that this Note shall be a continuing obligation of the Successor Entity, and a reaffirmation of the Successor Entity’s obligations under the Transaction Documents following such Fundamental Transaction and (ii) a confirmation that there shall be issuable upon conversion of the Notes at any time after the consummation of the Fundamental Transaction, (A) Common Stock or such other shares of publicly traded common stock (or their equivalent) of the Successor Entity or (B) if the

Successor Entity is not a publicly traded entity following such Fundamental Transaction, in lieu of the shares of the Company’s Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Notes prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had the Notes been converted immediately prior to such Fundamental Transaction, in each case as adjusted in accordance with the provisions of this Note. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein. The provisions of this Section 5 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of the Notes.

(b) Holder Redemption Right. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile (with confirmation of transmission) and overnight courier to the Holder (a “Change of Control Notice”) which Change of Control Notice shall state whether the Company is exercising its redemption right pursuant to Section 5(c) below and if so, the additional information required pursuant such Section. Whether or not the Company exercises its right of redemption under Section 5(c) below, at any time during the period beginning on the date of the Holder’s receipt of a Change of Control Notice and ending twenty (20) Trading Days after the consummation of such Change of Control, the Holder may require the Company to redeem (a “Holder Change of Control Redemption”) all or any portion of this Note at the Change of Control Redemption Price by delivering written notice thereof (“Holder Change of Control Redemption Notice”) to the Company, which Holder Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem.

(c) Company Redemption Right. Notwithstanding Section 5(a) hereof, in the event of a Change of Control, the Company shall have the right to redeem all of the Notes (a “Company Change of Control Redemption”), in whole and not in part, at a price equal to the Change of Control Redemption Price. The Company shall exercise its right pursuant to this Section 5(c) by delivery of the Change of Control Notice (the “Company Change of Control Redemption Notice”) in writing to each of the holders of the Notes, which notice shall additionally state (i) that, following the consummation of the Change of Control, the Company shall redeem all of the outstanding Notes on the Company Change of Control Redemption Date (as defined below), (ii) that the Company shall consummate the Company Change of Control Redemption on the twentieth (20th) day following the consummation of such Change of Control (the “Company Change of Control Redemption Date”), (iii) the aggregate outstanding Conversion Amount of the Notes subject to redemption from all the holders of the Notes pursuant to this Section 5(c), and (iv) the Change of Control Redemption Price that is to be paid to each holder of the Notes on the Company Change of Control Redemption Date. The Company Change of Control Redemption Notice shall be irrevocable.

(d) Redemptions Under This Section 5. The portion of this Note subject to redemption pursuant to this Section 5 shall be redeemed by the Company in cash at the Change of Control Redemption Price. Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 12 and shall have priority to payments to stockholders in connection with a Change of Control. To the extent redemptions required by this Section 5 are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5, but subject to Section 3(d), until the Change of Control Redemption Price is paid in full, the Conversion Amount submitted for redemption under this Section 5 may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3. In the event of a partial redemption of this Note pursuant hereto, at the Holder’s option, the principal amount redeemed shall be deducted from the Maturity Date Payment or from any other amount owing from the Company pursuant hereto as set forth by the Holder in the Change of Control Redemption Notice. The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 5, the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 5 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(6) RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a) Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b) Other Corporate Events. Without duplication of any other rights or adjustments hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, at the Holder’s option, in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event had the Securities been converted immediately prior to such Corporate Event (without taking into account any restrictions or limitations on the convertibility of the Securities). Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(7) RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a) Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Issuance Date the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Security) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For purposes of determining the adjusted Conversion Price under this Section 7(a), the following shall be applicable:

(i) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock underlying such Option shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock underlying such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 7(a)(ii), the “lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7(a), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the Black Scholes Value of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued for the difference of (I) the aggregate consideration received by the Company, less (II) the Black Scholes Value of such Options. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the stockholders of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined, at the Company’s expense, within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error.

(v) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vi) Conversion Floor Price. Until such time as the Company obtains the approval of its stockholders as required under the rules and regulations of the Principal Market in order to allow the Conversion Price to be less than the Conversion Floor Price (as defined below), including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated (the “Required Stockholder Approval”), no adjustment pursuant to Sections 7(a), 7(c), 7(d) or 12(a) shall cause the Conversion Price to be less than $0.397, as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the Subscription Date (the “Conversion Floor Price”).

(b) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(c) Other Events. If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.

(d) Voluntary Decrease By Company. The Company from time to time may decrease the Conversion Price by any amount for any period of time if the period is at least 20 days and if the decrease is irrevocable during the period if the Board of Directors determines that such decrease would be in the best interest of the Company or the Board of Directors deems it advisable to avoid or diminish income tax to holders of shares of Common Stock in connection with any stock or rights dividend or distribution or similar event, and the Company provides 15 days prior notice of any increase in the Conversion Price. In addition, the Company may at any time during the term of this Note reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board of Directors.

(e) De Minimis Adjustments. No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least $0.01 in such price; provided, however, that any adjustment which by reason of this Section 7(e) is not required to be made shall be carried forward and taken into account in any subsequent adjustments under this Section 7. All calculations under this Section 7 shall be made by the Company in good faith and shall be made to the nearest cent or to the nearest one hundredth of a share, as applicable. No adjustment need be made for a change in the par value or no par value of the Company’s Common Stock.

(8) [Reserved]

(9) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(10) RESERVATION OF AUTHORIZED SHARES.

(a) Reservation. The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 120% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the Issuance Date. So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, 120% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding (without regard to any limitations on conversions) (the “Required Reserve Amount”). The initial number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder on the Issuance Date or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall, except as transferred to a transferee, be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b) Insufficient Authorized Shares. If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall call a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its Board of Directors to recommend to the stockholders that they approve such proposal.

(11) [INTENTIONALLY OMITTED]

(12) REDEMPTIONS.

(a) Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five (5) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice. If the Holder has submitted a Holder Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder on the fifth (5th) Business Day following the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five (5) Business Days after the Company’s receipt of such notice otherwise. If the Holder has not submitted a Holder Change of Control Redemption Notice in accordance with Section 5(b), with respect to any Company Change of Control Redemption, the Company shall deliver the applicable Change of Control Redemption Price to the Holder on the Company Change of Control Redemption Date. In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company’s receipt of such notice, (x) the Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 18(d)) to the Holder representing such Conversion Amount and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Redemption Notice is voided and (B) the lowest Closing Bid Price of the Common Stock during the period beginning on and including the date on which the Redemption Notice is delivered to the Company and ending on and including the date on which the Redemption Notice is voided. The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

(b) Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(b) (each, an “Other Redemption Notice”), the Company shall promptly, but no later than two (2) Business Days of its receipt thereof, forward to the Holder by facsimile a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven Business Day period.

(13) VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law, including, but not limited to, the General Corporation Law of the State of Delaware and as expressly provided in this Note.

(14) COVENANTS.

(a) Ranking & Security. All payment obligations evidenced by this Note shall constitute senior payment obligations of the Company and shall (i) rank pari passu with the payment obligations evidenced by all Other Notes, the Exchange Notes and the Indenture Notes and (ii) be senior in right of payment to all other Indebtedness other than Indebtedness described under clauses (i), (v), (vii), (viii), (ix), (x), (xi), (xii) and (xiii) of the definition of Permitted Indebtedness. Additionally, all obligations evidenced by this Note shall pursuant to the terms of the Security Agreement be secured by a perfected lien on and security interest in the properties and assets of the Company.

(b) Incurrence of Indebtedness. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness other than (i) the Indebtedness evidenced by this Note and the Other Notes, and (ii) Permitted Indebtedness.

(c) Existence of Liens. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts, intellectual property and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d) Intellectual Property. The Company shall not, and the Company shall not permit any of its Subsidiaries, directly or indirectly, to encumber or allow any Liens on, any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of the Company and its Subsidiaries connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, other than Permitted Liens.

(e) Restricted Payments. The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than this Note, the Exchange Notes, the Indenture Notes and the Other Notes), whether by way of payment in respect of principal of (or premium, if any) or interest on such Indebtedness, if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing; provided that notwithstanding the foregoing, no principal (or any portion thereof) of any Subordinated Indebtedness may be paid (whether upon maturity, redemption, acceleration or otherwise) so long as this Note is outstanding.

(f) Restriction on Redemption and Dividends. So long as any Note is outstanding, the Company shall not, directly or indirectly, redeem, repurchase or declare or pay any cash or non-cash dividend or distribution on its capital stock without the prior express written consent of the Required Holders, except for repurchases of capital stock pursuant to arrangements entered into in connection with grants of equity compensation under any Approved Stock Plan.

(g) Transactions with Affiliates. The Company shall not, nor shall it permit any of its Subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except in the ordinary course of business and either consistent with past practice or for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof.

(h) Change in Nature of Business. The Company shall not make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in the Company’s most recent annual report filed on Form 10-K with the SEC other than changes that would result from the consummation of the Elitech acquisition.

(i) Preservation of Existence, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its legal existence and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business of the Company and its Subsidiaries taken as a whole.

(j) Maintenance of Insurance. The Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, property, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated. Each such policy for liability insurance shall provide for additional insured endorsements in favor of the Collateral Agent (without any representation or warranty by or obligation upon the Collateral Agent) as its interest may appear, and each policy for property damage insurance shall provide for loss payable endorsements in favor of Collateral Agent as its interest may appear. Each such policy shall (A) contain an agreement by the insurer that any loss thereunder shall be payable to the Collateral Agent on its own account notwithstanding any action, inaction or breach of representation or warranty by the Company or Subsidiary, (B) provide that there shall be no recourse against the Collateral Agent for payment of premiums or other amounts with respect thereto, and (C) provide that at least 30 days’ prior written notice of cancellation shall be given to the Collateral Agent by the insurer. The Company and any Subsidiary will, if so requested by the Collateral Agent, deliver to the Collateral Agent original or duplicate policies of such insurance and, as often as the Collateral Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance. The Company and any Subsidiary will also, at the request of the Collateral Agent, execute and deliver instruments of assignment of such insurance policies and cause the respective insurers to acknowledge notice of such assignment. Reimbursement under any liability insurance maintained by the Company and any Subsidiary may be paid directly to the person who shall have incurred liability covered by such insurance. During the continuance of an Event of Default, any proceeds of insurance maintained by the Company or any Subsidiary pursuant to this Section 14(j) shall be paid to the Collateral Agent, and, at the option of the Collateral Agent, applied to make or cause to be made the necessary repairs to or replacements of affected Collateral or applied to the Notes.

(k) Asset Dispositions. So long as any Note is outstanding, the Company shall not, directly or indirectly, convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing (all such actions, an “Asset Disposition”) other than Permitted Asset Dispositions and except as permitted under the Amended and Restated Notes.

(l) Subsequent Placements. So long as any Note is outstanding, the Company shall not, directly or indirectly, effect any Subsequent Placement that would result in a Dilutive Issuance, (i) unless the Required Stockholder Approval has been obtained or (ii) unless the Company has received the prior written consent of the Holder to such Subsequent Placement, except as permitted under the Amended and Restated Notes.

(m) Intercompany Advances. Except as otherwise expressly permitted under this Note, the Company shall not make any advance, loan, advance guarantee of obligations, other extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in (collectively, an “Investment”), (i) any foreign Subsidiary other than in the ordinary course of business consistent with past practice and in no event to exceed $90 million in the aggregate outstanding at any time and (ii) any domestic Subsidiary other than in the ordinary course of business consistent with past practice and in no event to exceed $80 million in the aggregate outstanding at any time; provided that, notwithstanding the foregoing, in no event after the Amendment Date shall the net amount of Investments in Nanogen Advanced in any rolling three month period be greater than $250,000.

(n) Nanogen Advanced. The accounts receivable of Nanogen Advanced, determined as at the end of each Fiscal Quarter net of reserves established in accordance with GAAP, shall be at least €7,000,000.

(15) PARTICIPATION. The Holder, as the holder of this Note, shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock (including, without limitation, any distribution of shares of Capital Stock of the Company, evidences of indebtedness or other non assets or securities of any Person other than the Company) to the same extent as if the Holder had converted this Note into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(16) VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment to this Note or the Other Notes. No consideration shall be offered or paid to any holder of Notes to amend or consent to a waiver or modification of the Notes unless the same consideration also is offered to all of the holders of Notes.

(17) TRANSFER. This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, but subject to Section 18.

(18) REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 18(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 18(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 18(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 18(a) or Section 18(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, including with respect to such Note’s applicable share of accrued and unpaid Interest and Late Charges on the Principal and Interest of this Note, if any, from the Issuance Date.

(19) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(20) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the actual costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, financial advisory fees and reasonable attorneys’ fees and disbursements.

(21) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(22) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(23) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price or the arithmetic calculation of the Conversion Rate or any Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt, or deemed receipt, of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price to an independent, reputable investment bank selected by the Company and approved by the Required Holders or (b) the disputed arithmetic calculation of the Conversion Rate or any Redemption Price to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(24) NOTICES; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Bridge Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) promptly upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Bridge Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. Any amount of Principal or other amounts due in cash under the Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of fifteen percent (15%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

(25) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, including pursuant to a redemption or a conversion of this Note, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(26) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Bridge Securities Purchase Agreement.

(27) GOVERNING LAW; JURISDICTION; JURY TRIAL. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company and Holder hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company and Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address it set forth on the signature page hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction in order to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder with respect to such collateral or other security. THE COMPANY AND HOLDER EACH HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(28) SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(29) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) “Amended and Restated Notes” means the amended and restated 9.75% senior secured convertible notes issued by the Company on the Amendment Date to the Holder and the other holders in the aggregate principal amount of $13,537,687.48 and secured by the assets of the Company.

(b) “Approved Stock Plan” means any employee benefit plan which has been is approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, consultant, officer or director for services provided to the Company.

(c) “Bloomberg” means Bloomberg Financial Markets, or any successor thereto.

(d) “Bridge Securities Purchase Agreement” means those certain securities purchase agreements dated as of the Subscription Date between the Company and each of the initial purchasers party thereto pursuant to which the Notes were issued.

(e) “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or obligated by law, or executive order or governmental decree to be closed.

(f) “Capital Stock” means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, in respect of partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

(g) “Change of Control” means any Fundamental Transaction other than (A) a Fundamental Transaction in which holders of the Company’s voting power immediately prior to the Fundamental Transaction continue after the Fundamental Transaction to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company; provided, that in any event, the consummation of the merger contemplated by the Elitech Merger Agreement shall be deemed to be a Change of Control.

(h) “Change of Control Redemption” means a Holder Change of Control Redemption or Company Change of Control Redemption, as applicable.

(i) “Change of Control Redemption Date” means a Holder Change of Control Redemption Date or Company Change of Control Redemption Date, as applicable.

(j) “Change of Control Redemption Notice” means a Holder Change of Control Redemption Notice or Company Change of Control Redemption Notice, as applicable.

(k) “Change of Control Redemption Period” means, the period beginning upon receipt of the Change of Control Notice and ending on the consummation of such Change of Control or, in the event a Change of Control Notice is not delivered at least 10 days prior to a Change of Control, at any time, on or after the date which is 10 days prior to a Change of Control and ending 10 days after the consummation of such Change of Control.

(l) “Change of Control Redemption Price” means the price equal to the sum of (i) accrued and unpaid Late Charges, (ii) accrued and unpaid Interest and (iii) the greater of (a) the product of (x) the Conversion Amount (which solely for purposes of this definition does not include accrued and unpaid Interest or Late Charges) being redeemed, and (y) the quotient determined by dividing (1) the greater of the Closing Sale Price of the Common Stock immediately prior to the consummation of the Change of Control, the Closing Sale Price immediately following the public announcement of such proposed Change of Control and the Closing Sale Price of the Common Stock immediately prior to the public announcement of such proposed Change of Control by (2) the Conversion Price, and (b) 110% of the Conversion Amount (which solely for purposes of this definition does not include accrued and unpaid Interest or Late Charges) being redeemed. The Change of Control Redemption Price shall be determined by the Company, provided, that such determination shall be subject to dispute as provided in Section 23 hereof.

(m) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders.

(n) “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 7(a)(i) and 7(a)(ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any Common Stock owned or held by or for the account of the Company or issuable upon conversion or exercise, as applicable, of the Notes, the Indenture Notes, the Exchange Notes and the Warrants.

(o) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(p) “Conversion Shares” means the shares of Common Stock into which this Note is convertible.

(q) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(r) “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., the American Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market.

(s) “Elitech Merger Agreement” means the Share Exchange Agreement, dated as of August 14, 2008, by and among the Company, Financière Elitech S.A.S., a société par actions simplifiée incorporated under the laws of France and registered with the Clerk of the Commercial Court of Nanterre under the number 481 676 062 (“Elitech”), and the shareholders of Elitech, as listed on Schedule 1 attached thereto, in the form approved by the Required Holders.

(t) “Epoch Biosciences” means Epoch Biosciences, Inc., a Delaware corporation and a Subsidiary of the Company.

(u) “Exchange Notes” means (i) the Amended and Restated Notes and (ii) the 9.75% senior secured convertible notes issued by the Company pursuant to the Second Amendment and Exchange Agreements in the aggregate principal amount of $2,707,537.50 and secured by the assets of the Company.

(v) “Excluded Securities” means any Capital Stock issued or issuable: (i) (x) in connection with any Approved Stock Plan to the extent such Capital Stock would not result in a Dilutive Issuance or (y) in connection with any Approved Stock Plan, which Capital Stock would result in a Dilutive Issuance, provided, that such Capital Stock does not exceed 3% of the shares of Common Stock in the aggregate outstanding; (ii) upon conversion of the Notes or the exercise of the Warrants; (iii) pursuant to a bona fide firm commitment underwritten public offering with a nationally recognized underwriter which generates gross proceeds to the Company in excess of $25,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the 1933 Act and “equity lines”); (iv) upon conversion of any Options or Convertible Securities which are outstanding on the day immediately preceding the Subscription Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date to increase the shares issuable thereunder or reduce the price per share payable thereunder; and (v) in connection with mergers, acquisitions, strategic business partnerships or joint ventures, in each case with non-affiliated third parties and otherwise on an arm’s-length basis, the primary purpose of which, in the reasonable judgment of the Board of Directors, is not to raise additional capital.

(w) “Existing Indebtedness” means the Indebtedness of the Company and its Subsidiaries (i) pursuant to that certain General Conditions for Future Factoring Operations, dated December 12, 2006, executed by Nanogen Advanced in favor of GE Capital Finance S.p.A, not to exceed Four Million Euros (€4,000,000) at any one time outstanding; (ii) pursuant to that certain Royalty Interest Assignment Agreement dated September 29, 2006 between the Company, Epoch Biosciences, Inc. (“Epoch”) and Drug Royalty Trust 9, that certain Supplemental Royalty Interest Assignment Agreement entered into between the Company, Epoch and Drug Royalty LP1 in the form provided to the Collateral Agent (the “Supplement”) and that certain Royalty Interest Assignment Agreement between Epoch, as assignor, and Drug Royalty LP2, as assignee, in the form provided to the Collateral Agent (the “LP2 Transaction” and together with the Supplement, the “DRT Transaction”), pursuant to which Epoch sold certain of its rights to receive royalty payments and related reports under the Second Amended and Restated Collaboration, License and Supply Agreement, dated as of August 17, 2000, as amended by the First Side Agreement dated October 31, 2001, the Amendment No. 1 to the Second Amended and Restated Collaboration, License and Supply Agreement dated July 26, 2002 and Amendment No. 2 to the Second Amended and Restated Collaboration, License and Supply Agreement dated as of December 31, 2005, with Applera Corporation, for an aggregate principal amount of all such Indebtedness incurred under this clause (ii) not to exceed thirty million dollars ($30,000,000) at any one time outstanding; (iii) Indebtedness pursuant to those certain non recourse sales of receivables by Nanogen Advanced sponsored by regional governments in Italy in an aggregate principal amount not to exceed One Million Euros (€1,000,000) at any one time outstanding, (iv) the Indenture Notes and (v) the Exchange Notes.

(x) “Fundamental Transaction” means that (x) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons, if the holders of the Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such consolidation or merger) immediately prior to such consolidation or merger shall hold or have the right to direct the voting of less than 50% of the Voting Stock or such voting securities of such other surviving Person immediately following such transaction, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), (v) reorganize, recapitalize or reclassify its Common Stock or (y) any “person” or “group” is or shall become the “beneficial owner”, directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock. For purposes of the definition of Fundamental Transaction: (i) “person” or “group” have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor provision); (ii) a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of this Note; and (iii) “beneficially owned” and “beneficially own” have meanings correlative to that of beneficial owner; provided, that for the avoidance of doubt, the consummation of the merger contemplated by the Elitech Merger Agreement shall be deemed to be a Fundamental Transaction.

(y) “GAAP” means United States generally accepted accounting principles, consistently applied.

(z) “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with generally accepted accounting principles (other than trade payables, expense accruals and deferred compensation arrangements entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness provided that, any obligations for which recourse is limited to an identified asset or assets of such Person shall be equal to the lesser of (x) the amount of such Indebtedness or (y) the fair market value of such asset or assets, (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above to the extent secured by (or to the extent that the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(aa) “Indenture” means that certain Indenture dated August 27, 2007, by and between the Company and Bank of New York Trust Company, N.A., as trustee, as supplemented by that certain First Supplemental Indenture dated August 27, 2007, Second Supplemental Indenture dated as of March 27, 2008 and Third Supplemental Indenture dated as of August 14, 2008 (as further amended, supplemented, restated or otherwise modified from time to time).

(bb) “Indenture Notes” means those certain 6.25% Senior Convertible Notes due 2010 issued by the Company pursuant to the Indenture in an aggregate principal amount not to exceed seven million dollars ($7,000,000) at any one time outstanding plus accrued and unpaid interest in an amount not to exceed the rate set forth in the Indenture.

(cc) “Interest Rate” means a rate per annum equal to twenty percent (20%), subject to adjustment as provided in Section 2(c).

(dd) “Maturity,” when used in respect of this Note, means the date on which the Principal Amount, the Event of Default Redemption Price or the Change of Control Redemption Price of such Security becomes due and payable as therein or herein provided, whether at the Stated Maturity, on an Event of Default Redemption Date or a Change of Control Redemption Date, as applicable, or by declaration of acceleration or otherwise.

(ee) “Maturity Date” means the earlier of (i) May 15, 2009 and (ii) the fifth (5th) Business Day following the consummation of the merger contemplated by the Elitech Merger Agreement.

(ff) “Merger Conditions” means the satisfaction of the Merger Milestones set forth on Schedule I hereto by the applicable Milestone Date set forth on Schedule I hereto.

(gg) “Milestone Event Payments” means the payment of any Interest, Monthly Installment Amount (as defined in the Amended and Restated Notes), Catch-up Amount (as defined in the Amended and Restated Notes) and Late Charges in connection with the foregoing under the Indenture Notes and the Exchange Notes (as applicable).

(hh) “Nanogen Advanced” means Nanogen Advanced Diagnostics, S.r.L., a company organized under the laws of Italy and a Subsidiary of the Company.

(ii) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(jj) “Permitted Asset Disposition” means (i) any transfer or disposition of assets by any Subsidiary to the Company or between or among Subsidiaries; (ii) any transfer or disposition of assets by the Company to any Subsidiaries in an aggregate amount to all Subsidiaries not to exceed $100,000 in any fiscal year; (iii) the sale, lease or other disposition of inventory or obsolete, worn out, negligible, surplus or outdated equipment in the ordinary course of business which in the case of obsolete, worn out, negligible, surplus or outdated equipment shall not exceed one hundred thousand dollars ($100,000) in any fiscal year; (iv) an issuance or sale of capital stock by a Subsidiary to the Company only if required to comply with applicable law, including “thin capitalization rules” or to another Subsidiary, (iv) sales or other dispositions of assets or property in connection with a Capital Lease Product Indebtedness; (v) the sale or maturity or other disposition of and investment and reinvestment of Cash and Cash Equivalents in the ordinary course of the Company’s business and for transactions not otherwise prohibited under the Transaction Documents, provided, that it is expressly understood that no disposition of cash or cash equivalents will be made by the Company or a Subsidiary Guarantor to a Subsidiary that is not a Subsidiary Guarantor; (vi) the surrender or waiver of contract rights or the settlement, release, or surrender of contract, tort or other claims, in the ordinary course of business and which shall not exceed fifty thousand dollars ($50,000) in net proceeds for such action; (vii) non-exclusive licenses and similar arrangements for the use of the property of the Company or its Subsidiaries in the ordinary course of business, provided, that in no event shall this include the disposition of any income or the sale of the rights under the agreement from the Company or a Subsidiary to any third party; (viii) the issuance or grant of securities pursuant to an Approved Stock Plan, (ix) disposition of assets described under clause (i), (ii), (v), (vi) and (ix) of the definition of Permitted Indebtedness, (x) Permitted Liens and (xi) any transaction that involves assets or capital stock having aggregate net cash proceeds that shall not exceed three million dollars ($3,000,000) in the aggregate for all such transactions.

(kk) “Permitted Indebtedness” means (i) Existing Indebtedness; (ii) other Indebtedness approved in writing by the Required Holders; (iii) Permitted Subordinated Indebtedness; (iv) this Note and the Other Notes; (v) Indebtedness to finance the purchase price of personal property (“Capital Lease Product Indebtedness”), provided that such Indebtedness does not exceed the lesser of the cost or fair market value of such property financed with such Indebtedness and does not exceed $1,250,000 in the aggregate outstanding at any time; (vi) (w) Indebtedness incurred by any Subsidiary which is owed to any other Subsidiary, (x) Indebtedness permitted under Section 14(m) hereof, or (y) Indebtedness incurred by the Company which is owed to any Subsidiary not to exceed $100,000 in the aggregate outstanding at any time of Indebtedness unless such Indebtedness shall be unsecured and expressly subordinated in right of payment to the Notes; (vii) Indebtedness in respect of taxes and other governmental charges incurred in the ordinary course of business and which are not due or are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided for in accordance with GAAP; (viii) Indebtedness resulting from the endorsement of negotiable instruments in the ordinary course of business; (ix) Indebtedness in respect of hedging arrangements entered in the ordinary course of business designed to manage interest rates or interest rate risk or to protect against fluctuations in currency exchange rates, and not for purposes of speculations; (x) the Letters of Credit and other letters of credit, and reimbursement obligations in respect thereof, in support of trade debt or statutory obligations and lease or similar obligations incurred in the ordinary course of business; (xi) Indebtedness incurred in the ordinary course of business of the Company and its Subsidiaries, in respect of performance bonds, bid bonds, appeal bonds, completion bonds, surety bonds, completion guarantees, security deposits and similar obligations; (xii) Indebtedness in respect of tenant improvements, tenant inducements or other payments by landlords in respect of improvements or alterations to property leased by the Company or its Subsidiaries outstanding as of March 27, 2008; (xiii) Indebtedness of a Person that becomes a Subsidiary, which Indebtedness existed at the time such Person became a Subsidiary and was not incurred in contemplation of such Person becoming a Subsidiary; and (xiv) extensions, refinancing and renewals of Indebtedness described in clause (i), (iii) and (iv) of the definition of Existing Indebtedness, provided that (A) any such refinancing is in an aggregate principal amount not greater than the aggregate principal amount of the Existing Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing has a later or equal final maturity and longer or equal weighted average life than the Existing Indebtedness being renewed or refinanced, and (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Holders than those contained in the Existing Indebtedness being renewed or refinanced.

(ll) “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens in respect of security deposits provided in the ordinary course of business and consistent with past practices; (v) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (vi) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) and (v) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vii) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (ix) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 4(a)(vii), (x) Liens securing Existing Indebtedness and reimbursement obligations in respect of Permitted Indebtedness described in subparagraphs (x) and (xi) of the Permitted Indebtedness definition, (xi) those certain Liens in debts, accounts, moneys and choses in action owing to or owned by Company or its Subsidiaries in respect of “Products” and “Licensed Products”, where Products and Licensed Products refer to are any diagnostic kits and components and materials therefore defined by one of more claims of the “Patents” or derived from “Inventions and Technology” referred to in that certain Memorandum of an Agreement made as of January 18, 1991 between Dr George Jackowski and Spectral Diagnostic Inc. pursuant to which Dr Jackowski assigned his right title and interest in the Patents, Inventions and Technology to Spectral Diagnostics Inc. in return for, among other things, a royalty payment and which Memorandum of Agreement was assigned by Spectral Diagnostics Inc. to the Company, (xii) any Liens granted in favor of or held for the benefit of the Company, and (xiii) Liens securing the Notes and the Exchange Notes.

(mm) “Permitted Subordinated Indebtedness” means unsecured Indebtedness incurred by the Company or any of its Subsidiaries which unsecured Indebtedness does not provide at any time for (i) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Stated Maturity or later and (ii) total interest and fees at a rate in excess of the interest rate hereunder.

(nn) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(oo) “Present Value of Interest” means the amount of any interest that, but for (i) the Holder’s exercise of its conversion right pursuant to Section 3(a), (ii) a Holder Change of Control Redemption pursuant to Section 5(a), or (iii) a Company Change of Control Redemption pursuant to Section 5(b), as applicable, would have accrued under the Note at the Interest Rate for the period from the applicable Conversion Date or Redemption Date, as the case may be, through the Maturity Date discounted to the present value of such interest using a discount rate equal to 6.25%.

(pp) “Principal Market” means The Nasdaq Capital Market.

(qq) “Public Acquirer Change of Control” means a Change of Control in which the acquirer or the parent of such acquirer (the “Public Acquirer”) has a class of common stock traded on an Eligible Market which will be so traded when issued or exchanged in connection with such Change of Control.

(rr) “Record Date” for the interest payable on any Interest Date means a date no more than fifteen (15) Trading Days prior to such Interest Date.

(ss) “Redemption Date” means any Event of Default Redemption Date or Change of Control Redemption Date.

(tt) “Redemption Notice” means any the Event of Default Redemption Notice or Change of Control Redemption Notice.

(uu) “Redemption Premium” means (i) in the case of the Events of Default described in Section 4(a)(i) - (v) and (viii) - (xi) or, in the case of (xii), if such Event of Default is an Event of Default described in Section 4(a)(i) - (v) and (viii) - (xi) of such Other Note), 120% or (ii) in the case of the Events of Default described in Section 4(a)(vi) - (vii) or, in the case of (ix) or (xii), if such Event of Default is an Event of Default described in Section (a)(vi) - (vii) of such Other Note, 100%.

(vv) “Redemption Prices” means, collectively, the Event of Default Redemption Price, and the Change of Control Redemption Price and each of the foregoing, individually, a “Redemption Price”.

(ww) “Required Holders” means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(xx) “SEC” means the United States Securities and Exchange Commission.

(yy) “Second Amendment and Exchange Agreement” means those amendment and exchange agreements dated as of August 14, 2008 by and among the Company and each of the holders of the Exchange Notes pursuant to which the Company issued the Exchange Notes.

(zz) “Subscription Date” means August 14, 2008.

(aaa) “Subsequent Placement” means the offer, sale, grant of any option to purchase, or other disposition of (or the announcement any offer, sale, grant or any option to purchase or other disposition of) any of the debt, equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of Common Stock or Common Stock Equivalents, but excluding the issuance or grant of equity or equity equivalent securities pursuant to an Approved Stock Plan and the issuance of debt instruments or securities (other than equity or equity equivalent securities) qualifying as Permitted Indebtedness.

(bbb) “Subsidiary” means any entity in which the Company, directly or indirectly, owns more than 50% of the capital stock or equity or similar interest.

(ccc) “Subsidiary Guarantor” means any Subsidiary that has executed a Guarantee (as defined in the Second Amendment and Exchange Agreement).

(ddd) “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction.

(eee) “Trading Day” means (i) if the applicable security is listed or admitted for trading on an Eligible Market, a day on such Eligible Market is open for business or (ii) if the applicable security is not so listed, admitted for trading or quoted, any Business Day.

(fff) “Transaction Documents” means the Bridge Securities Purchase Agreement, the Notes, the Irrevocable Transfer Agent Instructions, the Security Documents (as defined in the Bridge Securities Purchase Agreement), the Second Amendment and Exchange Agreement, the Exchange Notes, the Indenture, the Indenture Notes, the Warrants, the Letter of Credit, the Warrant Agreement, if any, the Irrevocable Transfer Agent Instructions, the Security Documents (as defined in the Second Amendment and Exchange Agreement) and any other certificate, instrument or document executed and delivered pursuant hereby or thereby.

(ggg) “United States” means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (its “possessions” including Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands).

(hhh) “Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(iii) “Warrants” has the meaning ascribed to such term in the Second Amendment and Exchange Agreement, and shall include all warrants issued in exchange therefore or replacement thereof.

(jjj) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the principal market or exchange on which such security is traded during the period beginning at 9:30:01 a.m., New York City time (or such other time as such principal market or exchange publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as such principal market or exchange publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. All such determinations are to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period. For the avoidance of doubt in no event shall the Trustee or Conversion Agent have any responsibility to either obtain or monitor such prices.

(30) SECURITY. This Note and the Other Notes are secured to the extent and in the manner set forth in the Security Documents (as defined in the Bridge Securities Purchase Agreement).

(31) DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information, relating to the Company or its Subsidiaries, the Company shall indicate to the Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

NANOGEN, INC.

By:
Name:
Title:

EXHIBIT I

NANOGEN, INC.

CONVERSION NOTICE

Reference is made to the Senior Secured Convertible Bridge Note (the “Note”) issued to the undersigned by Nanogen, Inc. (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock par value $0.001 per share (the “Common Stock”) of the Company, as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs Computershare Investor Services to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated August     , 2008 from the Company and acknowledged and agreed to by Computershare Investor Services.

NANOGEN, INC.

By:
Name:
Title:

Schedule I

Merger Milestones and Milestone Dates

Merger Milestone	Milestone Date
Press Release and 8-K announcing execution of Elitech Merger Agreement	August 15, 2008

Completion and Filing of Preliminary Proxy	November 15, 2008

Commencement of Shareholder Solicitation	February 1, 2009

Nanogen Shareholder Approval (as defined in the Elitech Merger Agreement)	March 15, 2009

Consummation of Acquisition (as defined in the Elitech Merger Agreement)	March 31, 2009

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